Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of November 13, 2009, by and between Tego Biosciences, Inc., a Delaware corporation with offices at 201 S. Lake Avenue, Suite 703, Pasadena, CA 91101 (“Tego”), and Luna Innovations Incorporated, a Delaware corporation and Debtor and Debtor in Possession (“Luna”) under Case No. 09-71811 (the “Case”) in the United States Bankruptcy Court for the Western District of Virginia (the “Bankruptcy Court”), with offices at 1 Riverside Circle, Suite 400, Roanoke, VA 24016; and with reference to the following facts:

WHEREAS, Tego desires to sell all of its non-cash intellectual property assets, and Luna desires to purchase those assets on the terms set forth herein; and

WHEREAS, the Bankruptcy Court will need to approve the contemplated purchase and sale before it can be effective, as described in Section 8.16 below.

NOW, THEREFORE, the parties agree as follows (certain definitions of capitalized terms are set forth in Exhibit A, attached hereto):

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement (including without limitation those conditions precedent set forth in Section 6 and 7 below) and effective only upon the Closing Date (as defined in Section 5 below):

1.1 Asset Purchase and Sale. Effective as of the Closing Date, Tego hereby irrevocably sells, assigns, conveys and transfers to Luna and Luna hereby purchases from Tego, the Acquired Assets (For ease of reference, Exhibit B-1 lists known “Patent Assets” and Exhibit B-2 lists known “Proprietary Information”). For the avoidance of doubt, after the Closing Date, Tego shall retain no rights to any intellectual property rights it owns as of the Closing Date. To the extent it becomes aware of any intellectual property in which it has an ownership interest prior to the Closing Date, it shall assign such rights to Luna pursuant to this Section 1.1. A Short Form Assignment Agreement to be filed by Luna with the relevant patent offices’ evidencing the assignment of the Patent Assets to Luna is attached as Exhibit C and shall be executed and delivered to Luna on the Closing Date.

1.2 Assumption of Contracts. As of the Closing Date, Tego hereby assigns to Luna and Luna hereby assumes and agrees to pay, perform and discharge the Assumed Contracts (as set forth in Exhibit D) in accordance with their terms. Luna does not assume nor will it be liable for any obligations or liabilities under or related to the Assumed Contracts (i) incurred or accrued prior to the Closing Date or (ii) arising out of a breach of an Assumed Contract by Tego prior to the Closing Date. Luna consents to the provision of a copy of this Agreement to Siemens AG and Washington University, St. Louis, to satisfy their respective requirements that Luna as the assignee of the Assumed Contracts assumes and agrees to pay, perform and discharge the Assumed Contracts in accordance with their terms.

1.2.1 Notwithstanding the foregoing, on the Closing Date, Luna shall reimburse Tego (i) for the patent prosecution costs related to the Patents for which it receives an invoice on or after January 1, 2009 per the attached amounts set forth on Exhibit E (up to $25,000), and (ii) $55,000 for the 2009 minimum royalty it has paid Siemens AG.

1.2.2 Except as expressly and specifically provided in this Agreement, Luna shall not assume any other liability or obligation of Tego of any kind whatsoever, fixed or contingent, disclosed or undisclosed.

1.2.3 Notwithstanding the foregoing, Luna acknowledges that certain rights under the Acquired Assets have been licensed to Tego’s affiliate, Unidym, Inc. (“Unidym”) by way of the License Agreement between C Sixty Acquisition Corporation and Unidym, Inc., dated May 13, 2007, twice amended (the “Unidym License”). Unidym is actively sublicensing the Unidym License. In the event the Unidym ceases to exist or the Unidym License ceases to exist, Luna hereby agrees in advance to enter into a sublicense with any Third Party sublicensee to which Unidym has granted a sublicense under the Unidym License on substantially the same terms as such sublicense granted by Unidym to the Third Party. Luna hereby constitutes and appoints the President of Unidym with the full power of substitution, the true and lawful attorney-in-fact and agent of Luna to execute, acknowledge, verify, swear, deliver, record, and file in Luna or its assignee’s name, place and stead all instruments necessary, documents, and certificates which may from time to time be required to by the laws of the governmental authority to sublicense, maintain and enforce Unidym’s rights under the Unidym License. The power of attorney granted herein will be deemed to be coupled with an interest, will survive and will not be affected by the dissolution, bankruptcy or legal disability of Luna and will extend to its successors and assigns. If required, Luna shall execute and deliver to Unidym within (5) days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as Unidym will reasonably deem necessary for the purposes described in this Section 1.2.3. Unidym is expressly acknowledged as a third party beneficiary under this section 1.2.3.

1.3 Purchase Price.

1.3.1 Upfront Payment. In consideration for the Acquired Assets, Luna shall pay Tego a one-time, non-refundable fee of $350,000 (“Upfront Payment”) payable via wire transfer of immediately available funds to an account designated by Tego.

1.3.2 Licensing Income. With respect to Products developed and sold by a Licensee, Luna shall pay to Tego ten percent (10%) of all License Income. Notwithstanding the foregoing, Luna shall pay Tego fifty percent (50%) of the License Income it or its Affiliates receive under the TBP License.

1.3.3 Asset Sale Income. Luna shall pay Tego ten percent (10%) of all proceeds of any income derived from a sale or assignment (including future payments from royalties, milestones, etc.) of any portion of the Acquired Assets to a Third Party unless the acquirer thereof assumes Luna’s applicable obligations under this Section 1.3 with respect thereto in a writing reasonably acceptable to Tego.

1.3.4 Royalties and Records. For each Product sold by Luna or an Affiliate of Luna (unless an Affiliate Licensee), Luna shall pay to Tego five percent (5%) royalties on aggregate worldwide Net Sales. Luna shall keep, and shall require its Affiliates and Licensees to keep, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties and other amounts payable by Luna under this Agreement. Tego shall have the right from time to time (not to exceed once during each calendar year) (a) to have an independent certified public accountant inspect such books and records of Luna and its Affiliates or (b) to require that Luna, at Tego’s expense, subject to the below, have an independent certified public accountant inspect such books and records of the Licensees. Any such independent certified public accountant shall be reasonably acceptable to Luna, shall execute a standard form of confidentiality agreement with Luna, shall be permitted to share with Luna its findings, and shall be permitted to share with Tego solely its findings with respect to the accuracy of the amounts reported as payable under this Agreement. If such audit determines that the royalties paid to Tego pursuant to Section 1.3 for any such audited period were understated, then Luna shall, within ten (10) days of receipt of the audit report, pay to Tego the entirety of such understated amount, plus 6% interest. If such audit determines that the royalties paid to Tego pursuant to Section 1.3 for any such audited period were understated by an amount in excess of the greater of (a) $50,000 or (b) than five percent (5%) of what was owed, then Luna shall reimburse Tego for any reasonable out-of-pocket costs of such audit paid by Tego.

1.3.5 Milestone Payments. For each Product developed by Luna or an Affiliate of Luna (unless an Affiliate Licensee) that reaches the following development milestones, Luna shall pay the applicable non-refundable milestone payment set forth below, within thirty (30) days of the occurrence of such event to Tego via wire transfer of immediately available funds to an account designated by Tego:

Milestone Event:	Milestone Payment:
The initiation of GLP-compliant pre-clinical animal safety study	$50,000
The filing of an IND or equivalent filing	$200,000
The initiation of the first Phase I Clinical Trial	$200,000
The completion of enrollment of the first Phase I Clinical Trial	$200,000
The initiation of the first Phase II Clinical Trial	$300,000
The completion of enrollment of the first Phase II Clinical Trial	$300,000
The initiation of the first Phase III Clinical Trial	$1,000,000
The filing of an NDA or equivalent filing	$2,000,000

1.3.6 Allocation. The Purchase Price for the Acquired Assets will be allocated by categories and in individual amounts to be determined and set by Luna as reviewed by and agreed to by Tego. Such allocation shall be binding on the parties for all purposes and all income tax or other information returns, including IRS form 8594 (“Asset Acquisition Statement under Section 1060”), shall be filed in a manner consistent with such allocations. A Form 8594 shall be timely filed by each Tego and Luna.

2. Representations and Warranties of Tego. Tego represents and warrants to Luna, that each of the following statements is true and correct in all materials aspects:

2.1 Authority; Agreement Binding. Tego has the corporate power and adequate authority to own its properties, to carry on the Business as now conducted, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Tego and constitutes the legal, valid and binding agreement of Tego, enforceable against Tego in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally and general equitable principles. Other than Siemens’ consent, no additional consents are required for the transfer of the Acquired Assets or the assignment of the Assumed Contracts.

2.2 Title to Assets. Tego is the lawful owner or licensee, with good and marketable title, of the Acquired Assets free and clear of any Lien.

2.4 No Proceedings As of the Closing Date, no actions or proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted by a third party and not settled or otherwise terminated, and to Tego’s knowledge, there shall not exist on the Closing Date any condition or fact that would have a material adverse effect on the Acquired Assets.

2.4 Disclaimer of Warranties. Except for representations and warranties set forth in this Section 2 hereof, no warranties or representations of any nature whatsoever, either express or implied, are made with respect to Tego, the Business or any of the Acquired Assets or with respect to the title, condition, design, fitness or marketability of any of the Acquired Assets, and there is expressly negated (i) any implied warranty or merchantability, (ii) any implied warranty of fitness for a particular purpose, and (iii) any implied warranty of conformity to models or samples of materials with respect to any of the Acquired Assets, it being the express intention of Tego and Luna that except as provided in Section 2 hereof the Acquired Assets shall be conveyed and transferred to the company in their present condition and state of repair, “as is” and “where is”, with all faults, if any.

2.5 No Broker Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Tego and representatives of Tego without the intervention of any other person in such manner as to give rise to any valid claim against the parties hereto or their employees, affiliates or agents for a finders’ fee, brokerage commission, advisory fee or other similar payment.

2.6 Assumed Contracts. There have been no advances, prepayments or deposits thereon; there have been no assignment by Tego of any portion of the Assumed Contracts; there have been no arrangement whereby amounts due Tego under the Assumed Contracts can be offset against any liability of Tego; there exists no notice of outstanding defaults or disputes thereunder, there exists no event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder; and all Assumed Contracts will continue to be binding in accordance with their terms upon assignment pursuant hereto. Tego has provided Luna with true and complete copies of all the written Assumed Contracts, together with all amendments, waivers or other changes thereto.

2.7 Intellectual Property. As of the Closing Date, Tego has taken all actions, made all filings and paid all fees to maintain registration for all issued patents listed on Exhibit B-1 unless such patents are indicated to be abandoned, expired, lapsed or the like. To its knowledge, Tego has the exclusive right to file, prosecute and maintain all applications and registrations with respect to any pending patent rights listed under No. 1 on Exhibit B-1. Tego has not received any notice of any claim of infringement, misappropriation or violation of the intellectual property or other proprietary rights of any person and no person has asserted or, to the knowledge of Tego, threatened to assert any challenge with respect to any of the Acquired Assets. To the knowledge of Tego, no third party has asserted ownership rights in any of the pending Acquired Assets (except to the extent that patents are co-owned by a Third Party as indicated under No. 2 of Exhibit B-1).

3. Representations and Warranties of Luna. Luna represents and warrants to Tego that Luna has the corporate power and adequate authority to own its properties, to carry on its business as now conducted and to execute and deliver this Agreement and, subject to Bankruptcy Court approval of this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Luna and, subject to Bankruptcy Court approval of this Agreement, constitutes the legal, valid and binding agreement of Luna, enforceable against Luna in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally and general equitable principles.

4. Other Covenants.

4.1 Sales and Use Tax. Each Party shall pay any value added tax, sales, use, transfer taxes, stamp duties, registrations taxes and fees, and all other taxes, duties, fees and levies equivalent in nature or effect, whether imposed by federal, state, local or foreign taxing authorities imposed on or incurred by such Party in connection with the sale of the Acquired Assets hereunder. Luna and Tego shall use commercially reasonable efforts to cooperate in filing sales and use tax returns relating to this Agreement.

4.2 Further Assurances. Each party shall execute such further documents and writings and take such further actions as may be or become necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement.

4.3 Confidentiality. Tego shall not, and shall cause its Affiliates, officers, directors, employees, shareholders, representatives and agents not to, disclose or use any confidential information about the Acquired Assets without the prior written consent of Luna The restrictions on use and obligations of confidentiality contained in this Section 4.3 will not apply to any information (i) to the extent Tego is required to disclose such information under an Order or (ii) then in the public domain or readily available from public sources by acts not attributable to Tego, provided in each case that Luna is provided a reasonable prior opportunity to object to any use or disclosure. As of the Closing Date, Luna is hereby released from its obligations under Mutual Confidential Disclosure agreement with Tego in Exhibit F.

5. Closing Date. The closing of the transactions contemplated herein (“Closing”) shall be held on the second (2nd) business day following the satisfaction of the last of the conditions set forth in Sections 6 and 7 below (the “Closing Date”), but, unless otherwise mutually agreed in writing by Luna and Tego, not later than January 1, 2010 (the “Outside Date”). In the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties hereto may mutually agree to extend the Outside Date.

6. Conditions to Tego’s Obligations. Tego’s obligation to make the deliveries required of Tego at the Closing Date and otherwise consummate the transaction contemplated herein shall be subject to the satisfaction or waiver by Tego of each of the following conditions:

6.1 The representations and warranties of Luna contained herein shall continue to be true and correct at the Closing in all material respects.

6.2 Luna shall have delivered, or shall be prepared to deliver to Tego at the Closing, all cash and other documents required of Luna to be delivered at the Closing.

6.3 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

6.4 Luna shall have substantially performed or tendered performance of each and every material covenant on Luna’s part to be performed that, by its terms, is required to be performed at or before the Closing.

6.5 The Bankruptcy Court shall have entered the Approval Order in accordance with Section 8.16 below and the Approval Order has not been stayed as of the Closing Date.

7. Conditions to Luna’s Obligations. Luna’s obligation to make the deliveries required of Luna at the Closing, and to otherwise close the transaction contemplated herein, shall be subject to the satisfaction or waiver by Luna of each of the following conditions:

7.1 Tego shall have substantially performed or tendered performance of each and every covenant on Tego’s part to be performed that, by its terms, is capable of performance before the Closing.

7.2 All representations and warranties of Tego contained herein shall continue to be true and correct at the Closing in all material respects.

7.3 Tego shall have delivered, or shall be prepared to deliver to Luna at the Closing, all documents required of Tego to be delivered at the Closing.

7.4 No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

7.5 The Bankruptcy Court shall have entered the Approval Order in accordance with Section 8.16 below and the Approval Order has not been stayed as of the Closing Date.

8.	Miscellaneous.

8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by registered or certified mail (return receipt requested), three Business Days after mailing; or (iii) if delivered by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Luna, to:

Scott Graeff

Luna Innovations, Incorporated

1 Riverside Circle

Suite 400 Roanoke, VA 24016

Phone: (540) 769-8400

Fax: (540) 950-0760

With a copy to:

Fourd Kemper

Luna Innovations, Incorporated

1 Riverside Circle

Suite 400 Roanoke, VA 24016

Phone: (540) 769-8407

Fax: (540) 950-0760

and

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, 17th Floor

Wilmington, DE 19899-8705

Attn: Laura Davis Jones

Phone: (302) 652-4100

Fax: (302) 652-4400

(b)	if to Tego, to:

Christopher Anzalone, Ph.D.

Tego Biosciences, Inc.

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

Phone: (626) 304-3400

Fax: (626) 304-3401

Email: canzalone@arrowres.com

(c)	if to Siemens, to:

Siemens Aktiengesellschaft

Licensing & Transactions

Attn: Erich Walz

P.O. Box 221634

D-80506 Munich, Germany

Tel.: (49) 89-0636-82880

Fax: (49) 89-636-81855

Email: erich.walz@siemens.com

8.2 Entire Agreement. This Agreement, the Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral agreements and understandings, and all contemporaneous oral agreements and understandings, among the parties with respect to the subject matter hereof.

8.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.5 No Assignment. This Agreement is not assignable by either party absent prior written consent of the other party; provided, however, (i) Tego may assign this Agreement and all rights, privilege, duties and liabilities hereunder to an Affiliate, and (ii) Luna may assign this Agreement and/or its rights in the TBP License in connection with the sale or transfer of its nanotechnology division only if the potential acquirer under such a transaction agrees to the assumption of any duties and obligations due Tego hereunder, e.g., with respect to the TBP License, it being expressly agreed that upon any such sale, transfer or assignment and assumption of this Agreement and/or TBP License, Luna shall be released, relieved and discharged of and from liability thereafter accruing under or in connection with this Agreement and/or the TBP License to the extent the same are so sold or transferred. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. There are no third party beneficiaries to this Agreement and nothing in this Agreement will be construed to increase or alter the rights of any Third Party.

8.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

8.7 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without regard to the principles of conflict laws. Any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of Delaware (each, a “Court”). Each party hereto (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each Court, and each appellate court located in the State of Delaware, in connection with any such proceeding; (ii) agrees that each Court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 8.1; and (iv) agrees not to assert, by way or motion, as a defense or otherwise, in any such proceeding commenced in any Court, any claim that such party is not subject personally to the jurisdiction of such Court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court. The party victorious with respect to any claim, action or preceding shall be entitled to recover reasonable attorney’s fees from the other party for the prosecution of or defense against such claim, action or preceding. NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT, SO LONG AS THE CASE IS PENDING AND LUNA REMAINS OBLIGATED HEREUNDER, (I) IF ANY

DISPUTE ARISES OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS EXECUTED HEREUNDER OR IN CONNECTION HEREWITH, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION AND SHALL BE THE EXCLUSIVE VENUE TO RESOLVE ANY AND ALL DISPUTES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) THE BANKRUPTCY COURT SHALL HAVE SOLE JURISDICTION OVER SUCH MATTERS AND THE PARTIES AFFECTED THEREBY AND LUNA AND TEGO EACH HEREBY CONSENT AND SUBMIT TO SUCH JURISDICTION.

8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

8.9 Limitation of Liability. IN NO EVENT SHALL TEGO OR ITS OFFICERS, DIRECTORS, EMPLOYEES, TRUSTEES OR AFFILIATES BE LIABLE TO LUNA, ITS OFFICERS, DIRECTORS OR ITS RESPECTIVE SUCCESSORS OR PERMITTED ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM MADE AFTER THE CLOSING DATE (I) ARISING FROM LUNA’S USE OF THE ACQUIRED ASSETS, (II) ARISING FROM LUNA’S MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF PRODUCTS ARISING FROM THE ACQUIRED ASSETS, OR (III) FOR LUNA’S LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS. IN NO EVENT SHALL LUNA OR ITS OFFICERS, DIRECTORS, EMPLOYEES, TRUSTEES OR AFFILIATES BE LIABLE TO TEGO, ITS OFFICERS, DIRECTORS OR ITS RESPECTIVE SUCCESSORS OR PERMITTED ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM (I) ARISING FROM TEGO’S USE OF THE ACQUIRED ASSETS, (II) ARISING FROM TEGO’S MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF PRODUCTS ARISING FROM THE ACQUIRED ASSETS, OR (III) FOR TEGO’S LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND.

8.10 Tego’s Indemnification. LUNA SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS TEGO ITS AFFILIATES, TRUSTEES, OFFICERS, DIRECTORS, EMPLOYEES (INDIVIDUALLY, AN “TEGO INDEMNIFIED PARTY”, AND COLLECTIVELY, THE “TEGO INDEMNIFIED PARTIES”), FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE TEGO INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES OF LITIGATION)

ARISING AFTER THE CLOSING DATE TO THE EXTENT BASED ON ACTIONS, FACTS AND/OR CIRCUMSTANCES OCCURING AFTER THE CLOSING DATE (INDIVIDUALLY, A “FUTURE LIABILITY”, AND COLLECTIVELY, THE “FUTURE LIABILITIES”) BASED UPON OR OTHERWISE RELATING TO THE ACQUIRED ASSETS UNDERLYING THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY FUTURE LIABILITY RELATING TO OR CONCERNING ANY BREACH OF THIS AGREEMENT BY LUNA, USE OF THE ACQUIRED ASSETS; PROVIDED, HOWEVER, BY WAY OF CLARIFICATION AND NOT OF LIMITATION, THAT LUNA SHALL HAVE NO LIABILITY FOR ANY BREACHES OF THE ASSUMED CONTRACTS OCCURING PRIOR TO THE CLOSING DATE.

8.10.1 The Tego Indemnified Party shall promptly notify Luna of any claim or action giving rise to Future Liabilities. Luna shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to the Tego Indemnified Party. Luna shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the Tego Indemnified Party without the Tego Indemnified Party’s prior written consent. If Luna fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, or if representation of such Tego Indemnified Party by the counsel retained by Luna would be inappropriate because of actual or potential differences in the interests of such Tego Indemnified Party and any other party represented by such counsel, the Tego Indemnified Party may assume the defense of such claim or action for the account of and at the risk of Luna.

8.11 Luna’s Indemnification TEGO SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS LUNA ITS AFFILIATES, TRUSTEES, OFFICERS, DIRECTORS, EMPLOYEES (INDIVIDUALLY, AN “LUNA INDEMNIFIED PARTY”, AND COLLECTIVELY, THE “LUNA INDEMNIFIED PARTIES”), FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE LUNA INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES OF LITIGATION (I) ARISING OUT OF TEGO’S BREACH OF THIS AGREEMENT OR (II) ARISING BEFORE THE CLOSING DATE OR TO THE EXTENT BASED ON ACTIONS, FACTS AND/OR CIRCUMSTANCES OCCURING PRIOR TO THE CLOSING DATE (INDIVIDUALLY, A “PAST LIABILITY”, AND COLLECTIVELY, THE “PAST LIABILITIES”) BASED UPON OR OTHERWISE RELATING TO THE ACQUIRED ASSETS UNDERLYING THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY PAST LIABILITY RELATING TO OR CONCERNING USE OF THE ACQUIRED ASSETS.

8.11.1 The Luna Indemnified Party shall promptly notify Tego of any claim or action giving rise to Past Liabilities. Tego shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to the Luna Indemnified Party. Tego shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the Luna Indemnified Party without the Luna Indemnified Party’s prior written consent. If Tego fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, or if representation of such Luna Indemnified Party by the counsel retained by Tego would be inappropriate because of actual or potential differences in the interests of such Luna Indemnified Party and any other party represented by such counsel, the Luna Indemnified Party may assume the defense of such claim or action for the account of and at the risk of Tego.

8.11.2 Luna shall have a right to offset the amount of its good-faith claims under this Section 8.11 against amounts otherwise due from Luna to Tego pursuant to Section 1.3 above.

8.12 Acknowledgement LUNA HEREBY ACKNOWLEDGES THAT IT HAS EXPERIENCE IN THE OPERATION OF PHARMACEUTICAL DEVELOPMENT, MANUFACTURING, DISTRIBUTION AND SALES, HAS INDEPENDENTLY EVALUATED AND CONDUCTED DUE DILIGENCE WITH RESPECT TO THE ACQURED ASSETS, THE PROSPECTS OF THEIR COMMERCIAL DEVELOPMENT, AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF COUNSEL, INCLUDING INTELLECTUAL PROPERTY COUNSEL, IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE FOREGOING ACKNOWLEDGEMENTS SHALL NOT AFFECT OR DIMINISH IN ANY WAY ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, INDEMNIFICATIONS OR AGREEMENTS OF TEGO OR LUNA CONTAINED IN THIS AGREEMENT.

8.13 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The foregoing, however, is not intended to mean that a party may obtain both injunctive relief and monetary damages that would otherwise be mutually exclusive under applicable law.

8.14 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

8.15 Time of the Essence. Time is of the essence of this Agreement.

8.16 Bankruptcy Court Approval; Termination. Promptly following execution hereof, Luna shall make a motion (the “Approval Motion”) for an order (the “Approval Order”) from the Bankruptcy Court that approves Luna’s purchase of the Acquired Assets on the terms and conditions set forth in this Agreement and authorizes Luna to proceed with this transaction. Following the filing of the Approval Motion, Luna shall use reasonable efforts to obtain the Approval Order. For purpose of clarification, each party’s obligation to consummate the transaction contemplated herein is conditioned upon the entry of the Approval Order.

8.17 Release. Effective upon the Closing, Tego and Siemens AG, on behalf of themselves and their respective affiliates, and Tego’s , Siemens AG’s and such affiliates’ respective officers, directors, employees, agents, successors, assigns, representatives, and attorneys (collectively, the “Releasors”), hereby irrevocably release, acquit and forever discharge Luna and its affiliates and Luna’s and such affiliates’ respective past and present officers, directors, employees (including but not limited to Dr. Robert Lenk, Dr. Kenneth Walker, and Dr. Stephen Wilson), agents, successors, assigns, representatives, and attorneys (collectively, the “Releasees”) of and from any and all past and future claims or liabilities of any kind and nature whatsoever, whether at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, to the extent relating in any way to (i) the Acquired Assets (including but not limited to U.S. Patent No. 5,739,376), and/or (ii) the Proofs of Claim filed in the Bankruptcy Case on or about September 30, 2009, by Tego and Siemens AG, respectively. In furtherance of (and without limiting) the foregoing, concurrently with the Closing, Tego and Siemens AG shall each withdraw, with prejudice, its Proof of Claim filed in the Bankruptcy Case on or about September 30, 2009 and each hereby acknowledges and agrees that it has no further claims against Luna and/or any of the other Releasees arising from or related to the claims described in, or the subject matter of, its respective Proof of Claim filed in the Case. Those parties comprising Releasees who are not signatories of this Agreement are intended third party beneficiaries of the foregoing releases.

8.18 Consent to Assignment. Effective upon the Closing, Siemens’ hereby consents to Tego’s assignment to Luna of Tego’s right, title and interest (the “Retained Interest”) in and to the agreement described in Item 1 of Exhibit D hereto as contemplated by Section 1.2 of this Agreement and to the further assignment of the Retained Interest by Luna to any (i) reorganized entity or other successor entity to Luna in or as a result of the Case, including as a result of an effective plan of reorganization in the Case, or (ii) third party to whom Luna may assign the Retained Interest in the Case, or (iii) to the extent not incorporated in (i) or (ii) above, to a successor entity resulting from any other change of control of Luna consisting of a merger, consolidation or acquisition of all or substantially all of the stock or the assets of Luna. For the avoidance of doubt, the foregoing consent shall be deemed to satisfy all requirements for consent, if any, under Bankruptcy Code section 365 to assignment or assumption and assignment of the Retained Interest in connection with any of (i), (ii) or (iii) in the preceding sentence

8.19 Joinder by Siemens AG. Siemens AG is executing this Agreement where indicating below for the sole and exclusive purpose of agreeing to the provisions of Sections 8.17 and 8.18 above and Siemens’ release in favor of the Releasees and Siemens’ other obligations thereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

TEGO BIOSCIENCES INCORPORATED

By:	/s/ Christopher Anzalone
Name:	Christopher Anzalone, Ph.D.
Its:	Chairman of the Board of Directors
CEO & President

LUNA INNOVATIONS INCORPORATED

By:	/s/ Kent Murphy
Name:	Kent Murphy, Ph.D.
Its:	CEO

SIEMENS AG

By:	/s/ Walter Höchtl	/s/ Bernhard Bertsche
Name:	Walter Höchtl	Bernhard Bertsche
Its:	Head of IT Licensing &	Head of Business
	Transaction	Administration

Date: November 9, 2009

EXHIBIT A

Definitions

“Acquired Assets” means all of Tego’s non-cash intellectual property assets, including without limitation “Proprietary Information,” “Patent Assets” and “Assumed Contracts.”

“Affiliate” means any Person controlling, controlled by or under common control with the a Party, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of such Person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, then each general partner and limited partner of such partnership shall also be deemed an “Affiliate.”

“Affiliate Licensee” shall mean only those Affiliates who are Licensees whereby the terms of the relevant license reflect Fair Market Value. There is presumption rebuttable by clear and convincing evidence that licenses granted between Affiliates are NOT made at Fair Market Value. In the event that the license terms are agreed to PRIOR to the time the parties become Affiliates, then there will be a presumption rebuttable by clear and convincing evidence that such terms granted between Affiliates WAS made at Fair Market Value.

“Assumed Contracts” means those certain agreements, contracts, commitments, or other binding arrangements of Tego which are set forth in Exhibit D.

“Business” means the research, development and commercialization of fullerene-based therapeutics.

“Business Day” shall mean any weekday of the year on which national banking institutions in the state of Delaware are open to the public for conducting business.

“Covered” means that a commercial product or its manufacture, use, sale, offer for sale, or importation would directly or indirectly infringe: 1) an issued patent claim of a patent of the Patent Assets; 2) a patent claim in the Patent Assets that exists as of the Closing Date; or 3) a patent claim filed in the future in an application in the Patent Assets; in each case under U.S. statutory and judicially-created patent law; provided, however, that such claim is fully supported by the disclosure of an application in the Patent Assets and has not since (i) expired, (ii) been rejected by the U.S. Patent and Trademark Office or (iii) invalidated or determined to be unenforceable in a legal proceeding (without being reversed on appeal).

“Fair Market Value” means the cash consideration which one would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

“Good Laboratory Practice” or “GLP” refers to a stage of research that begins before clinical trials can begin, and during which feasibility, iterative testing and safety data is collected to determine whether a drug is effective and safe for use in a particular indication in a manner necessary to obtain approval to market a drug.

“IND” or “Investigational New Drug Application” shall have the meaning as set forth in 21 CFR Part 312; the term also encompasses the functionally equivalent international counterpart applications in Europe, Canada, Japan, and Australia as specified by their respective Regulatory Authorities.

“Licensee” means an exclusive or nonexclusive licensee of any of the Acquired Assets.

“License Income” means all amounts received by Luna or any of its Affiliates, from a Licensee including upfront payments, annual maintenance fees, milestone payments (including for development, performance and sales milestones but excluding any amounts intended to compensate Luna for documented and fully burdened development work done, i.e, research and development revenues) and earned royalties as well as sublicensing fees. If License Income is in the form of equity or debt then the License Income will be deemed to be the Fair Market Value of such equity or debt. “License Income” shall be calculated net of any amounts or fees due to licensors under any of the Assumed Contracts (i.e., sublicensing fees due to Washington University or Siemens AG).

“Lien” means any security interest, claim, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction of any kind or nature except for Liens for taxes not yet due or except for such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby.

“NDA” shall mean a New Drug Application together with any amendments or supplements thereto or data associated therewith, filed in accordance with applicable regulations and statutes e.g., 21 U.S.C. § 505(b)(1), 21 U.S.C. § 505(b)(2) or 42 U.S.C. § 262, and their functional international equivalents.

“Net Sales” means, with respect to a Product, the gross amount received by Luna or its Affiliates on sales or other dispositions of such Products less the sum of (a) commercially reasonable trade, cash and quantity discounts, (b) credit or allowances given or made for recall, rejection or return of previously sold Products, (c) commercially reasonable rebates, chargebacks or retroactive price reductions, (d) out-of-pocket charges for insurance, postage, handling, freight and other transportation costs which are invoiced by Luna or its Affiliates, (e) government-mandated rebates and (f) customs, duties, surcharges, sales, transfer and other excise taxes levied on the sale, transportation, delivery or use of such Product, including any tax such as a value added or similar tax or government charge, borne by the seller thereof, other than franchise or income tax of any kind whatsoever

“Order” means any decree, order, injunction, rule, judgment, consent, of or by any agency or court of competent jurisdiction.

“Patents” means Patent Assets as well those patents and applications including those licensed under the Assumed Contracts (see Exhibit D) and the foreign and domestic patents issuing from such pending applications, and any future continuations, continuations-in-part, divisionals, reissues, reexams, supplemental protection certificates or extensions of any of the foregoing patents and applications.

“Patent Assets” shall mean Tego’s patents and applications, including without limitation those listed in Exhibit B-1 and the foreign and domestic patents issuing from such pending applications, and any future continuations, continuations-in-part, divisionals, reissues, reexams, supplemental protection certificates or extensions of any of the foregoing patents and applications.

“Phase I Clinical Trial” means a study in humans the purpose of which includes the determination of safety and/or pharmacokinetic and pharmacodynamic profile of a drug in healthy individuals or patients.

“Phase II Clinical Trial” means a study of dose range and efficacy of a drug in patients that is intended to generate sufficient data to commence Phase III Clinical Trials.

“Phase III Clinical Trial” means a controlled study of the efficacy and safety of a drug in patients that is prospectively designed to demonstrate statistically significant efficacy and safety.

“Product” any Covered commercial product, e.g., a Covered product containing a functionalized fullerene.

“Proprietary Information” shall mean all know how, information, data, records, reports and results from studies, tests and experiments owned by Tego related to the Business and in existence or contemplated as of the Closing Date, including without limitation the information described in Exhibit B-2.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

“Regulatory Authority” for the purposes of the Agreement shall mean agencies that enforce the regulatory requirements that are part of the process of drug approval. Regulatory requirements describe what is necessary for a new drug to be approved for marketing in any particular country. The FDA, EMEA or the Japanese Pharmaceuticals and Medical Devices Agency (PDMA) are the Regulatory Authorities for the U.S., EU, and Japan, respectively

“Sale of the Company” means (A) a transaction or series of related transactions in which any Person, or a group of related Persons, acquires from stockholders of Luna shares representing fifty percent (50%) or more of the outstanding voting power of Luna, (B) a merger or consolidation in which (a) Luna is a constituent party or (b) a subsidiary of Luna is a constituent party and Luna issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Luna or a subsidiary in which the shares of capital stock of Luna outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (C) the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by Luna or any subsidiary of Luna of all or substantially all the assets of Luna and its subsidiaries taken as a whole except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of Luna; or (D) the liquidation, dissolution or winding up of the business and affairs of Luna; provided, however, that a “Sale of the Company” shall not be deemed to have occurred if Luna completes any of the foregoing transactions with any Affiliate of Luna.

“TBP License” means the License Agreement between The Bronx Project and Tego dated July 1, 2009.

“Third Party” means any person other than the Parties and their Affiliates.